Exhibit 16. Letter From Tschopp, Whitcomb & Orr, P.A.

TSCHOPP, WHITCOMB & ORR, P.A.
2600 Maitland Center Parkway, Suite 330
Maitland, Florida 32751

April 28, 2005

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

This is to confirm that the client-auditor relationship between
BP International, Inc. (Commission File Number 000-26189)
and Tschopp, Whitcomb & Orr, P.A. has ceased. We have read
and agree with the disclosures in Item 4.01 of the Company's recently filed Form 8-K dated April 28, 2005.

Sincerely,

/s/ Tschopp, Whitcomb & Orr, P.A.

________________________________
Tschopp, Whitcomb & Orr, P.A.

cc: Mr. Larry Ball
President and CEO
BP International, Inc.
510 West Arizona Avenue
Deland, FL 32720